June 8, 2006

Scott F. Schaeffer

Dear Mr. Schaeffer:

As you know, RAIT Investment Trust (the “Company”) and a subsidiary of the Company are entering into an agreement and plan of merger (the “Merger Agreement”) with Taberna Realty Finance Trust (“Taberna”) (“the Merger Agreement”), pursuant to which Taberna will become a wholly-owned subsidiary of the Company as of the closing of the transaction contemplated by the Merger Agreement (the “Merger”). This letter is being entered into contemporaneously, and in connection, with the execution of the Merger Agreement, and in acknowledgement that you will benefit from the Merger and for other good and valuable consideration the receipt of which is hereby acknowledged. You, the Company and Taberna hereby agree as follows:

You hereby confirm your agreement to, and hereby do, waive the “Good Reason” (as defined in Section 4(b) of the Employment Agreement) termination provisions under the Employment Agreement entered into between you and the Company on January 23, 2002 (as the same may have been amended or modified from time to time, the “Employment Agreement”) as a result of any change affecting Section 4(b) directly attributable to or directly in connection with the Merger.

Your agreement set forth in the second paragraph of this letter is subject to, and expressly conditioned upon, the following (i) the consummation of the Merger, and (ii) between the date hereof and the Effective Time (as defined in the Merger Agreement), you and the Company entering into an amendment to the Employment Agreement, effective as of the Effective Time, containing terms and conditions substantially as set forth in Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement (the “Amendment”). You and the Company agree to negotiate the terms and conditions of the Amendment in reasonable good faith, and the Amendment shall consist of the terms generally set forth in such Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement. In the event the conditions set forth in clauses (i) and (ii) of the first sentence of this paragraph do not occur before the date the Merger Agreement terminates for any reason, this letter shall terminate, and shall be of no force and effect.

This letter may be executed in counterparts, all of which shall be considered one and the same document.

To indicate your agreement with the foregoing, please sign your name where indicated below and return one copy of this letter to the Company to the attention of the undersigned. Keep the other copy for your records.

RAIT INVESTMENT TRUST

By: /s/ Betsy Z. Cohen
Name: Betsy Z. Cohen
Title: Chief Executive Officer

TABERNA REALTY FINANCE TRUST

By: /s/ Raphael Licht
Name: Raphael Licht
Title: Chief Administrative Officer

AGREED AND ACCEPTED:

/s/ Scott F. Schaeffer
Scott F. Schaeffer

Dated: June 8, 2006